EXHIBIT 23.3

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation, by reference in the Registration Statements on Form S-3 (Numbers 333-161314, 333-159112, 333-158930, 333-160169, 333-168371 and 333-174119) and on Form S-4 (Numbers 333-78231, 333-108516, 333-117834, 333-123534 and 333-160170) and on Form S-8 (Numbers 333-151818, 333-125665, 333-90760, 333-63764, 333-40380, 3330534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895, 333-116320, 333-135196, 333-135198, 333-143875, 333-159951, 333-167199 and 333-175098) of Range Resources Corporation and in the related prospectuses, of our report dated January 27, 2012, prepared for Range Resources Corporation, and included in the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ WRIGHT & COMPANY, INC.

Brentwood, Tennessee

February 17, 2012